Exhibit 99.1

For Immediate Release Media Relations Contact Greg Rossiter 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded conference call 800-778-6902 (U.S. and Canada) 585-219-6420 (other countries)

Walmart reports Q4 EPS from continuing operations of $1.51;

Walmart U.S. delivers positive traffic and positive comp sales in Q4

Q4 highlights:

•

Walmart reported fourth quarter diluted earnings per share from continuing operations (EPS) of $1.51, which included net benefits of approximately $0.07 from certain tax matters and real estate transactions. The company’s EPS guidance for the quarter of $1.42 to $1.48 did not include these net benefits. This EPS compared to $1.41 last year, which included net tax benefits of approximately $0.07.

•	Consolidated net sales for the fourth quarter were $122.3 billion, an increase of 5.8 percent from last year.

•	Walmart U.S. reported positive comparable traffic, and comparable store sales rose 1.5 percent in the 13-week period ended Jan. 27, 2012.

•	Sam’s Club comparable sales, without fuel, increased 5.4 percent for the same period.

•	Walmart International delivered $35.5 billion in net sales for the quarter.

•	Consolidated operating income for the quarter was $8.4 billion, up 5.0 percent from last year.

Full year highlights:

•	Full year EPS was $4.54, compared with last year’s EPS of $4.18. EPS included approximately $0.05 in net benefits this year and $0.11 last year.

•	The company leveraged operating expenses for the full year and the fourth quarter.

•	Consolidated net sales for the full year were $443.9 billion, an increase of 5.9 percent.

•	Consolidated operating income for the full year was $26.6 billion, up 4.0 percent from last year.

•	Walmart ended the year with free cash flow of $10.7 billion[1].

•	Return on investment (ROI) for the fiscal year ended Jan. 31, 2012 was 18.6 percent[1].

•	The company returned $11.3 billion to shareholders through dividends and share repurchases.

[1]	See additional information at the end of this release regarding non-GAAP financial measures.

BENTONVILLE, Ark., Feb. 21, 2012 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the fourth quarter and full year ended Jan. 31, 2012.

Net sales for the fourth quarter of fiscal 2012 were $122.3 billion, an increase of 5.8 percent from $115.6 billion in last year’s fourth quarter. Net sales for the quarter included $2.4 billion of positive impact from the acquisitions of the Netto stores in the U.K. and Massmart in South Africa. Net sales included approximately $1.0 billion of negative impact from currency exchange rates. Before acquisitions, and on a constant currency basis, net sales grew 4.5 percent to $120.9 billion.

Income from continuing operations attributable to Walmart for the quarter was $5.2 billion, up 3.4 percent from $5.0 billion last year.

Diluted earnings per share from continuing operations attributable to Walmart (EPS) for the fourth quarter of fiscal year 2012 were $1.51. EPS for the quarter benefited $0.07 from the following items:

•	A net pre-tax benefit of $68 million related to a real estate gain and store closure transactions in Brazil; and

•	A benefit of $187 million from income tax expense being lower than anticipated for the quarter.

The company’s EPS guidance for the quarter of $1.42 to $1.48 did not include these net benefits. In comparison, EPS for the fourth quarter of last fiscal year was $1.41, which included a net tax benefit of $243 million, or approximately $0.07 per share.

Fiscal 2012 results

Consolidated net sales for the full fiscal year were $443.9 billion, an increase of 5.9 percent over fiscal year 2011. Net sales included approximately $4.7 billion of positive impact from acquisitions and approximately $4.0 billion of positive impact from currency exchange rates. Before acquisitions, and on a constant currency basis, net sales grew 3.9 percent to $435.1 billion.

Income from continuing operations attributable to Walmart was $15.8 billion, a 2.7 percent increase from $15.4 billion last year.

For fiscal year 2012, EPS was $4.54 versus last year’s EPS of $4.18. This fiscal year included net benefits of certain items of $0.05 compared to $0.11 last year.

Earnings performance

“We are pleased with Walmart’s earnings performance for both the fourth quarter and the full year,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “Today, every segment of our business is stronger than it was a year ago, and we’re in a great position for fiscal year 2013.”

Duke recognized the progress Walmart U.S. made during the quarter.

“Walmart U.S. reported positive comps of 1.5 percent for the fourth quarter including positive comp traffic. This is now the second consecutive quarter of positive comp sales,” he said. “Our price leadership is making a difference across the United States, as many families are settling into a new normal. Core customers remain cautious about their finances, and they rely on Walmart’s EDLP promise to help them manage through today’s economic challenges.”

Duke also recognized the solid full year results of Walmart International and Sam’s Club.

“Walmart International delivered strong growth through both comp store sales and a record number of new units, including the acquisitions of Netto and Massmart,” said Duke. “The leadership teams are focused on improving profitability, and our ‘Powered by Walmart’ initiatives will strengthen productivity and reduce expenses in our markets.

“Sam’s Club comp sales have been consistently strong throughout the year, and we expect this momentum to continue in fiscal year 2013,” Duke said. “Operational efficiencies contributed to expense leverage and improved member experience.

“Our company leveraged expenses for both the quarter and the full year,” said Duke. “In fact, Walmart has now leveraged operating expenses for two consecutive years. We have a relentless focus on the productivity loop to drive down costs and pass those savings on to customers. And as I look forward to our 50th anniversary this year, I see tremendous opportunities still ahead for our company and our shareholders.”

Strong returns

During the fourth quarter, the company repurchased approximately 22.9 million shares for $1.3 billion, bringing the full year repurchases to 115.3 million shares for $6.3 billion. In addition, the company paid $1.2 billion and $5.0 billion in dividends for the quarter and year, respectively. For the year, Walmart returned $11.3 billion to shareholders through dividends and share repurchases.

Walmart ended the year with free cash flow of $10.7 billion1, compared to $10.9 billion1 in the prior year. The modest decline in free cash flow was primarily due to capital expenditures outpacing the growth in net cash from operating activities.

Return on investment (ROI) for the year ended Jan. 31, 2012 was 18.6 percent1, compared to 19.2 percent1 for the prior year. ROI was impacted adversely by additional investments in property, plant and equipment (PP&E), Global eCommerce, and higher inventories, as well as price investment ahead of full realization of productivity improvements. In future quarters, productivity gains are expected to more closely align with price investments. Additionally, to a lesser degree, ROI was positively impacted by currency gains, but offset by acquisitions.

EPS guidance

“Our operating segments are well positioned for this fiscal year. Taking into consideration the current economy and operating environment, we expect first quarter fiscal 2013 diluted earnings per share from continuing operations attributable to Walmart to range between $1.01 and $1.06,” said Charles Holley, executive vice president and chief financial officer. “In fiscal year 2012, we reported EPS of $0.98 for the first quarter, which included a $0.01 net benefit from multiple items.

“Looking at our goals for the full fiscal year, we expect continued growth in sales and earnings. We also plan to deliver strong free cash flow,” Holley said. “For the full year, we expect diluted earnings per share from continuing operations attributable to Walmart to range between $4.72 and $4.92. This compares to the EPS of $4.54, which we reported today and included $0.05 of net benefits from certain items. All EPS guidance assumes that currency rates remain at today’s levels and take into account our forecast for the fiscal 2013 effective tax rate to range between 32.5 percent and 33.5 percent.”

[1]	See additional information at the end of this release regarding non-GAAP financial measures.

Net sales results

Net sales, including fuel, were as follows (dollars in billions):

	Three Months Ended January 31,			Fiscal Years Ended January 31,
	2012	2011	Percent Change	2012	2011	Percent Change
Net Sales:
Walmart U.S.	$72.789	$71.105	2.4%	$264.186	$260.261	1.5%
Walmart International	35.486	31.382	13.1%	125.873	109.232	15.2%
Sam’s Club	14.010	13.113	6.8%	53.795	49.459	8.8%

Total Company	$122.285	$115.600	5.8%	$443.854	$418.952	5.9%

The following explanations provide additional context to the above table for the fourth quarter.

•

Walmart International net sales included approximately $2.4 billion related to the acquisitions and approximately $1.0 billion of negative impact from currency exchange rates. Before acquisitions and on a constant currency basis, net sales were $34.1 billion, which represented an 8.5 percent increase over last year.

•	Net sales for Sam’s Club, excluding fuel, were $12.6 billion, an increase of 5.4 percent from last year.

•	Consolidated net sales, excluding acquisitions and on a constant currency basis, increased 4.5 percent to $120.9 billion.

The following explanations provide additional context to the above table for the full year.

•

Walmart International net sales included approximately $4.7 billion related to the acquisitions for the year and approximately $4.0 billion of positive impact from currency exchange translation. Before acquisitions and on a constant currency basis, net sales were $117.1 billion, which represented a 7.2 percent increase over last year.

•	Net sales for Sam’s Club, excluding fuel, were $47.6 billion, an increase of 5.4 percent.

•	Consolidated net sales, excluding acquisitions and on a constant currency basis, increased 3.9 percent to $435.1 billion.

Segment operating income

Segment operating income was as follows (dollars in billions):

	Three Months Ended January 31,			Fiscal Years Ended January 31,
	2012	2011	Percent Change	2012	2011	Percent Change
Segment Operating Income:
Walmart U.S.	$6.105	$6.021	1.4%	$20.367	$19.919	2.2%
Walmart International	2.306	2.001	15.2%	6.214	5.606	10.8%
Sam’s Club	0.524	0.487	7.6%	1.865	1.711	9.0%

The following explanations provide additional context to the above table.

•

Walmart U.S. leveraged operating expenses and grew operating income for the quarter and the full year. Operating income growth in the quarter was slower than the rate of sales growth, due primarily to a reduction in gross profit margin as a result of its price investment strategy.

•

Walmart International’s operating income for the quarter was reduced by $101 million of negative currency exchange rate impact. For the full year, Walmart International’s operating income was increased by $105 million of currency exchange rate impact.

•	Before acquisitions and currency, Walmart International’s operating income was up 15.9 percent and 7.2 percent for the fourth quarter and fiscal year, respectively.

•	Operating income for Sam’s Club, excluding fuel, increased 8.3 percent in the fourth quarter and 7.9 percent for the year, growing faster than sales for both the quarter and the full year.

•	Consolidated operating income, without acquisitions and on a constant currency basis, increased 5.1 percent for the quarter and 3.2 percent for the year.

U.S. comparable store sales review and guidance

The company reported U.S. comparable store sales based on its 13-week and 52-week retail calendar for the periods ended Jan. 27, 2012 and Jan. 28, 2011, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	01/27/12	01/28/11	01/27/12	01/28/11	01/27/12	01/28/11
Walmart U.S.	1.5%	-1.8%	1.5%	-1.8%	0.0%	0.0%
Sam’s Club	5.4%	2.7%	6.8%	4.5%	1.4%	1.8%

Total U.S.	2.1%	-1.1%	2.4%	-0.8%	0.3%	0.3%

	Without Fuel		With Fuel		Fuel Impact
	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	01/27/12	01/28/11	01/27/12	01/28/11	01/27/12	01/28/11
Walmart U.S.	0.2%	-1.6%	0.2%	-1.6%	0.0%	0.0%
Sam’s Club	5.1%	1.7%	8.4%	3.7%	3.3%	2.0%

Total U.S.	0.9%	-1.1%	1.6%	-0.7%	0.7%	0.4%

“All three Walmart U.S. geographic units delivered positive comps, reinforcing that our plan is working and resonating with customers. Our stores have greater price leadership, broader assortment, and improved on-shelf availability. The combination of these factors contributed to positive traffic,” said Bill Simon, Walmart U.S. president and CEO. “We invested in price in the fourth quarter and will continue to do so through this fiscal year, so we can pass savings on to customers.

“Heading into this fiscal year, we will build on our fourth quarter results and drive continued improvement for our customers and shareholders,” said Simon. “We are forecasting Walmart U.S. comp sales for the 13-week period from Jan. 28 through Apr. 27 to range from flat to positive two percent.”

“Sam’s Club net sales were strong, and we managed our gross margin rate well in a competitive and inflationary pricing environment in the fourth quarter,” said Rosalind Brewer, Sam’s Club president and CEO. “Our entire organization is motivated to continue our top line and comp sales momentum. Our members continue to respond to key merchandising initiatives, and we expect comp club sales, without fuel, for the 13-week period from Jan. 28 through Apr. 27 to increase three to five percent.”

Walmart U.S. and Sam’s Club will report comparable sales for the 13-week period ending Apr. 27 on May 17 when the company reports first quarter results. Last fiscal year for the first 13-week period, Walmart U.S. reported a comparable store decline of 1.1 percent, and Sam’s Club increased comparable club sales, without fuel, 4.2 percent.

For fiscal year 2013, the first quarter’s 4-5-4 comparable sales will not be impacted by the additional leap-year day of Feb. 29. Walmart will report comparable store sales for fiscal year 2013 on a 53-week basis, with 4-5-5 reporting for the fourth quarter.

Notes

Constant currency results are calculated by translating current year results using prior year exchange rates.

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902, or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call are available in the investor information area on the company’s website at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at 10,130 retail units under 69 different banners in 27 countries. With fiscal year 2012 sales of approximately $444 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://www.walmartstores.com.

Forward Looking Statements

This release contains statements as to Walmart management’s forecasts of the company’s diluted earnings per share from continuing operations attributable to Walmart for the fiscal quarter to end April 30, 2012 and the fiscal year to end Jan. 31, 2013 (and a statement of certain assumptions underlying such forecasts), management’s forecasts of the company’s effective tax rate for the fiscal year to end January 31, 2013, the comparable store sales of the Walmart U.S. segment of the company and the comparable club sales, excluding fuel, of the Sam’s Club segment of the company for the 13-week period from Jan. 28, 2012 through Apr. 27, 2012, and management’s expectations regarding productivity gains more closely aligning with price investments in future quarters, continued growth in Walmart’s sales and earnings, Walmart’s plan to deliver strong free cash flow, the Walmart U.S. operating segment continuing to invest in price, building on its results for the quarter ended Jan. 31, 2012 and driving continued improvement, “Powered by Walmart” initiatives strengthening productivity and reducing expenses within the Walmart International operating segment and Walmart’s Sam’s Club operating segment comp sales momentum continuing in fiscal year 2013 that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase “are expected,” “are forecasting,” “assumes,” “expect,” “forecast,” “forecasting,” “guidance,” “plan,”

“will build,” “will continue,” “will … drive,” “will … reduce” and “will strengthen” in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including: general economic conditions; economic conditions affecting specific markets in which we operate; competitive pressures; inflation and deflation; consumer confidence, disposable income, credit availability, spending patterns and debt levels; the seasonality of Walmart’s business and seasonal buying patterns in the United States and other markets; geo-political conditions and events; weather conditions and events and their effects; catastrophic events and natural disasters and their effects on Walmart’s business; public health emergencies; civil unrest and disturbances and terrorist attacks; commodity prices; the cost of goods Walmart sells; transportation costs; the cost of diesel fuel, gasoline, natural gas and electricity; the selling prices of gasoline; disruption of Walmart’s supply chain, including transport of goods from foreign suppliers; trade restrictions; changes in tariff and freight rates; labor costs; the availability of qualified labor pools in Walmart’s markets; changes in employment laws and regulations; the cost of healthcare and other benefits; casualty and other insurance costs; accident-related costs; the cost of construction materials; the availability of acceptable building sites for new stores, clubs and facilities; zoning, land use and other regulatory restrictions; adoption of or changes in tax and other laws and regulations that affect Walmart’s business, including changes in corporate tax rates; developments in, and the outcome of, legal and regulatory proceedings to which Walmart is a party or is subject; currency exchange rate fluctuations; changes in market interest rates; conditions and events affecting domestic and global financial and capital markets; and other risks. The company discusses certain of these factors more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including its quarterly reports on Form 10-Q and current reports on Form 8-K, made with the SEC through the date of this release. The company urges readers to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements contained in this release are as of the date of this release, and Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended			Fiscal Years Ended
	January 31,			January 31,
(Amounts in millions except per share data)	2012	2011	Percent Change	2012	2011	Percent Change
Revenues:
Net sales	$122,285	$115,600	5.8%	$443,854	$418,952	5.9%
Membership and other income	884	760	16.3%	3,096	2,897	6.9%

Total Revenue	123,169	116,360	5.9%	446,950	421,849	6.0%

Cost of sales	92,589	87,071	6.3%	335,127	314,946	6.4%
Operating, selling, general and administrative expenses	22,179	21,285	4.2%	85,265	81,361	4.8%

Operating income	8,401	8,004	5.0%	26,558	25,542	4.0%

Interest:
Debt	490	496	-1.2%	2,034	1,928	5.5%
Capital leases	70	76	-7.9%	288	277	4.0%
Interest income	(31)	(40)	-22.5%	(162)	(201)	-19.4%

Interest, net	529	532	-0.6%	2,160	2,004	7.8%

Income from continuing operations before income taxes	7,872	7,472	5.4%	24,398	23,538	3.7%

Provision for income taxes	2,434	2,294	6.1%	7,944	7,579	4.8%

Income from continuing operations	5,438	5,178	5.0%	16,454	15,959	3.1%
(Loss)/Income from discontinued operations, net of tax	(31)	1,034	-103.0%	(67)	1,034	-106.5%

Consolidated net income	5,407	6,212	-13.0%	16,387	16,993	-3.6%
Less consolidated net income attributable to noncontrolling interest	(244)	(156)	56.4%	(688)	(604)	13.9%

Consolidated net income attributable to Walmart	$5,163	$6,056	-14.7%	$15,699	$16,389	-4.2%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$5,438	$5,178	5.0%	$16,454	$15,959	3.1%
Less consolidated net income attributable to noncontrolling interest	(244)	(156)	56.4%	(688)	(604)	13.9%

Income from continuing operations attributable to Walmart	$5,194	$5,022	3.4%	$15,766	$15,355	2.7%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.52	$1.42	7.0%	$4.56	$4.20	8.6%
Basic (loss) income per common share from discontinued operations attributable to Walmart	(0.01)	0.29	-103.4%	(0.02)	0.28	-107.1%

Basic net income per common share attributable to Walmart	$1.51	$1.71	-11.7%	$4.54	$4.48	1.3%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.51	$1.41	7.1%	$4.54	$4.18	8.6%
Diluted (loss) income per common share from discontinued operations attributable to Walmart	(0.01)	0.29	-103.4%	(0.02)	0.29	-106.9%

Diluted net income per common share attributable to Walmart	$1.50	$1.70	-11.8%	$4.52	$4.47	1.1%

Weighted-average number of common shares:
Basic	3,426	3,549		3,460	3,656
Diluted	3,442	3,563		3,474	3,670

Dividends declared per common share	$—	$—		$1.46	$1.21

Wal-Mart Stores, Inc.

Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

	January 31,
(Amounts in millions)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$6,550	$7,395
Receivables, net	5,937	5,089
Inventories	40,714	36,437
Prepaid expenses and other	1,685	2,960
Current assets of discontinued operations	89	131

Total current assets	54,975	52,012

Property and equipment:
Property and equipment	155,002	148,584
Less accumulated depreciation	(45,399)	(43,486)

Property and equipment, net	109,603	105,098

Property under capital leases:
Property under capital leases	5,936	5,905
Less accumulated amortization	(3,215)	(3,125)

Property under capital leases, net	2,721	2,780

Goodwill	20,651	16,763
Other assets and deferred charges	5,456	4,129

Total assets	$193,406	$180,782

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$4,047	$1,031
Accounts payable	36,608	33,676
Accrued liabilities	18,154	18,701
Accrued income taxes	1,164	157
Long-term debt due within one year	1,975	4,655
Obligations under capital leases due within one year	326	336
Current liabilities of discontinued operations	26	47

Total current liabilities	62,300	58,603

Long-term debt	44,070	40,692
Long-term obligations under capital leases	3,009	3,150
Deferred income taxes and other	7,862	6,682
Redeemable noncontrolling interest	404	408

Commitments and contingencies

Equity:
Common stock and capital in excess of par value	4,034	3,929
Retained earnings	68,691	63,967
Accumulated other comprehensive income (loss)	(1,410)	646

Total Walmart shareholders’ equity	71,315	68,542
Noncontrolling interest	4,446	2,705

Total equity	75,761	71,247

Total liabilities and equity	$193,406	$180,782

Wal-Mart Stores, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Fiscal Years Ended
	January 31,
	2012	2011
Cash flows from operating activities:
Consolidated net income	$16,387	$16,993
Income (loss) from discontinued operations, net of tax	67	(1,034)

Income from continuing operations	16,454	15,959
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	8,130	7,641
Deferred income taxes	1,050	651
Other operating activities	398	1,087
Changes in certain assets and liabilities, net of effects of acquisitions:
Accounts receivable	(796)	(733)
Inventories	(3,727)	(3,205)
Accounts payable	2,687	2,676
Accrued liabilities	59	(433)

Net cash provided by operating activities	24,255	23,643

Cash flows from investing activities:
Payments for property and equipment	(13,510)	(12,699)
Proceeds from disposal of property and equipment	580	489
Investment and business acquisitions, net of cash acquired	(3,548)	(202)
Other investing activities	(131)	219

Net cash used in investing activities	(16,609)	(12,193)

Cash flows from financing activities:
Net change in short-term borrowings	3,019	503
Proceeds from issuance of long-term debt	5,050	11,396
Payment of long-term debt	(4,584)	(4,080)
Dividends paid	(5,048)	(4,437)
Purchase of Company stock	(6,298)	(14,776)
Payment of capital lease obligations	(355)	(363)
Other financing activities	(242)	(271)

Net cash used in financing activities	(8,458)	(12,028)

Effect of exchange rates on cash and cash equivalents	(33)	66

Net (decrease) in cash and cash equivalents	(845)	(512)
Cash and cash equivalents at beginning of year	7,395	7,907

Cash and cash equivalents at end of year	$6,550	$7,395

Wal-Mart Stores, Inc.

Reconciliations of and Other Information regarding Non-GAAP Financial Measures

(Unaudited)

(In millions, except per share data)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $10.7 billion and $10.9 billion for the fiscal years ended Jan. 31, 2012 and 2011, respectively. The modest decline in free cash flow was primarily due to capital expenditures outpacing the growth in net cash from operating activities.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by another company to calculate its free cash flow before comparing our free cash flow to that of such other company.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, a GAAP measure, which we believe to be the GAAP financial measure most directly comparable to free cash flow, for the fiscal years ended Jan. 31, 2012 and 2011, as well as information regarding net cash used in investing activities and net cash used in financing activities in those periods.

	Fiscal Years Ended
	January 31,
(Amounts in millions)	2012	2011
Net cash provided by operating activities	$24,255	$23,643
Payments for property and equipment	(13,510)	(12,699)

Free cash flow	$10,745	$10,944

Net cash used in investing activities	$(16,609)	$(12,193)
Net cash used in financing activities	$(8,458)	$(12,028)

Calculation of Return on Investment and Return on Assets

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is employing its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 18.6 percent and 19.2 percent for the fiscal years ended Jan. 31, 2012 and 2011, respectively. ROI was impacted adversely by additional investments in property, plant and equipment (PP&E), Global eCommerce, and higher inventories, as well as price investment ahead of full realization of productivity improvements. In future quarters, productivity gains are expected to more closely align with price investments. Additionally, to a lesser degree, ROI was positively impacted by currency gains, but offset by acquisitions.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the fiscal year divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations, plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure under the SEC’s rules. We consider return on assets (“ROA”) to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year or trailing twelve months divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI. As a result, the method used by Walmart’s management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by another company to calculate its ROI before comparing our ROI to that of such other company.

The calculation of ROI, along with reconciliation to the calculation of ROA, the most comparable GAAP financial measurement, is as follows:

Wal-Mart Stores, Inc.

Return on Investment and Return on Assets

	Fiscal Years Ended,
	January 31,
(Dollar amounts in millions)	2012	2011
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income	$26,558	$25,542
+ Interest income	162	201
+ Depreciation and amortization	8,130	7,641
+ Rent	2,394	1,972

= Adjusted operating income	$37,244	$35,356

Denominator
Average total assets of continuing operations[1]	$186,984	$175,459
+ Average accumulated depreciation and amortization[1]	47,613	43,911
- Average accounts payable[1]	35,142	32,064
- Average accrued liabilities[1]	18,428	18,718
+ Rent * 8	19,152	15,776

= Average invested capital	$200,179	$184,364

Return on investment (ROI)	18.6%	19.2%

CALCULATION OF RETURN ON ASSETS
Numerator

Income from continuing operations	$16,454	$15,959

Denominator

Average total assets of continuing operations[1]	$186,984	$175,459

Return on assets (ROA)	8.8%	9.1%

	As of January 31,
Certain Balance Sheet Data	2012	2011	2010
Total assets of continuing operations[2]	$193,317	$180,651	170,267
Accumulated depreciation and amortization	48,614	46,611	41,210
Accounts payable	36,608	33,676	30,451
Accrued liabilities	18,154	18,701	18,734

1.	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

2.	Total assets of continuing operations as of Jan. 31, 2012, 2011 and 2010 in the table above exclude assets of discontinued operations that are reflected in the Company’s Consolidated Balance Sheets of $89 million, $131 million and $140 million, respectively.

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